COMPANY CONTACT:	Curtis W. Schneekloth	FOR IMMEDIATE RELEASE
	419.427.4768	Aug. 5, 2009

Cooper Tire & Rubber Company Reports
Improved Second Quarter Results

Findlay, Ohio, Aug. 5, 2009 - Cooper Tire & Rubber Company (NYSE:CTB) today reported operating profit from continuing operations of $41 million for the quarter ended June 30, 2009, a dramatic $57 million improvement from the same period in 2008.  Net income from continuing operations was $31 million for the quarter, a $53 million improvement from a loss in the same measure of $22 million in 2008. Net sales for the period were $632 million, down $141 million from the prior year. The decreased revenues were driven primarily by volume declines related to global economic conditions.  The Company had a net loss of $13 million, or 22 cents per share, during the quarter improving from a net loss of $22 million during the second quarter of 2008.  The net loss was significantly impacted by charges to discontinued operations of $37 million.

Improved profits were driven by the Company’s continued manufacturing improvements and lower raw material costs.  These were partially offset by lower sales volumes, production curtailments and slightly unfavorable price and mix. The Company also continued to progress with the closure of its facility in Albany, Ga., incurring related restructuring costs. Operating profit was 6.6 percent of net sales during the quarter, compared with an operating loss of 1.9 percent during the second quarter of 2008.

The Company had cash of $302 million as of June 30, 2009, up $55 million from Dec. 31, 2008, and reduced debt by $53 million during the first half of 2009.

Through the first six months of 2009, Cooper generated $1.2 billion in net sales.  Operating profit was $25 million during the same period, compared with operating losses of $6 million in 2008.

North American Tire Operations

North American Tire operations generated sales of $427 million during the second quarter, down from 2008 net sales of $548 million during the same quarter.  Sales volumes were affected by continued soft demand in North America as weakness in the replacement tire market persists.  The Cooper brand continued to outpace the industry in the U.S. market when compared to the Rubber Manufacturers Association’s reported shipments for the industry.  The most significant volume decreases were in the economy and light truck product segments. The private brand distributor channel continued to be significantly weaker.  The segment experienced stronger sales during the last month of the quarter as the market showed signs of improvement.

Operating profit for the second quarter improved significantly to $28 million, compared with operating losses of $22 million from the same period in 2008.  Raw material cost improvements during the quarter positively affected results by $75 million compared with the prior year quarter.  Manufacturing operations improved by $14 million as a result of the Company’s continued focus on improvement in this area.  An adjustment to pension liability, as the Company froze pension plans for U.S. based salaried employees effective June 30, 2009, resulted in a non-recurring benefit of $8 million. Offsetting this were net negative price and mix changes of $6 million.  Volume decreases negatively affected profits by $25 million. The curtailment of production resulted in greater unabsorbed fixed overhead during the period of $10 million compared to a year ago.  Restructuring charges amounted to $8 million during the quarter.

To date, the Company has incurred $99 million of restructuring costs related to the closure of its Albany, Ga., facility.  The total restructuring costs are estimated to be $120 to $145 million, 60 to 70 percent expected to be non-cash.  Production is now expected to cease at the facility by October 2009, ahead of original estimates.

For the six months ended June 30, 2009, the segment had operating profit of $24 million, a $38 million improvement over the first six months of 2008.

International Tire Operations

The Company's International Tire Operations reported sales of $257 million in the quarter, a decrease of $26 million from the second quarter of 2008.  Decreases in sales volumes for the European markets were partially offset by increased volumes from the Asian operations.  This resulted in a net decrease in units sold by the segment of 4.5 percent.  Currency had a negative impact on sales, while price and mix impacts were slightly negative.  Operating profit for the segment was $19 million compared with operating profit of $6 million during the second quarter of 2008.  Driving this improvement were lower raw material costs of $19 million and improved manufacturing operations of $5 million, offset by negative price and mix effects of $8 million.

For the six months ended June 30, 2009, the segment had operating profit of $16 million, a $3 million improvement over the first six months of 2008.

Discontinued Operations

Discontinued operations include a net charge of $35 million for a U.S. tax obligation due to the settlement of a taxation matter for an Advanced Pricing Agreement that was initiated prior to the sale of a former subsidiary.  The resulting cash impact to the Company of the above settlement consists of two parts, a tax obligation in the U.S. of approximately $35 million and a refund of taxes paid in Canada of approximately $70 million.  On Aug. 3, 2009, Cooper-Standard Holdings Inc., the company that acquired the former subsidiary, filed voluntary petitions for reorganization under Chapter 11 of the U.S Bankruptcy Code.  Based upon these facts, the Company does not believe the criteria for recognition of the refund receivable has been met and will not record a receivable until the certainty of realization is assured.  The Company will pursue all options to recover the tax refunds owed to it under the sale agreement.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “We were extremely pleased with the improvements that have occurred in our operations.  These are the result of work that has been ongoing for several quarters.  The decrease in raw material prices, combined with the relative strength of pricing and mix, were also welcome changes from the forces we encountered during the second half of 2008.  Raw material prices have decreased in recent months, and we do not see a return to the extreme price highs of last year, but do expect increases in the second half.

“Focusing on our global cost structure, profitably increasing our top line, and enhancing our organizational capabilities are the key elements of our strategic plan and each are being addressed while preserving liquidity.  While the macroeconomic environment remains challenging, we continue to see progress by successfully executing to our capabilities.

“The employees have done an excellent job of focusing on and delivering improvements.  Changes in our manufacturing footprint and other operational improvements continue to reposition Cooper as a stronger company.  While there are no guarantees that the macroeconomic environment will stabilize or rebound, we look forward to the impact of related operating leverage when economic conditions improve. Because of the uncontrollable factors that affect the tire industry, we remain very cautious about the levels of future profitability.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call at 11 a.m. Eastern time Thursday.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world.  For more information, visit Cooper Tire's web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or low-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives, including regulations under the TREAD Act;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•
inaccurate assumptions used in developing the Company’s strategic plan or the inability or failure to successfully implement the Company’s strategic plan including closure of the Albany, Georgia facility;

•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;
•	recently proposed changes on tariffs for certain tires imported into the United States from China, and;
•	changes in the Company’s relationship with joint venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2008	2009	2008	2009

Net sales	$772,907	$631,729	$1,452,228	$1,203,137
Cost of products sold	743,078	531,269	1,366,161	1,052,408
Gross profit	29,829	100,460	86,067	150,729

Selling, general and administrative	45,246	50,278	91,930	95,384
Restructuring charges	-	8,709	-	23,061
Settlement of retiree medical case	-	-	-	7,050
Operating profit (loss)	(15,417)	41,473	(5,863)	25,234

Interest expense	(12,742)	(12,097)	(24,220)	(24,752)
Debt extinguishment	-	-	(583)	-
Interest income	3,669	1,105	7,392	2,480
Dividend from unconsolidated subsidiary	-	-	1,943	-
Other income - net	2,201	1,249	3,518	2,072
Income (loss) from continuing operations
before income taxes	(22,289)	31,730	(17,813)	5,034

Income tax benefit (expense)	677	(967)	(371)	2,806

Income (loss) from continuing operations	(21,612)	30,763	(18,184)	7,840

Income (loss) from discontinued operations,
net of income taxes	(131)	(37,085)	213	(37,449)

Net income (loss)	(21,743)	(6,322)	(17,971)	(29,609)

Net income attributable to noncontrolling shareholders' interests	488	6,638	2,574	4,618

Net income (loss) attributable to Cooper Tire & Rubber Company	$(22,231)	$(12,960)	$(20,545)	$(34,227)

Basic earnings (loss) per share
Income (loss) from continuing operations
attributable to Cooper Tire & Rubber Company	$(0.38)	$0.41	$(0.35)	$0.05
Income (loss) from discontinued operations	(0.00)	(0.63)	0.00	(0.64)
Net income (loss) attributable to Cooper Tire & Rubber Company	$(0.38)	$(0.22)	$(0.35)	$(0.58)

Diluted earnings (loss) per share
Income (loss) from continuing operations
attributable to Cooper Tire & Rubber Company	$(0.38)	$0.40	$(0.35)	$0.05
Income (loss) from discontinued operations	(0.00)	(0.62)	0.00	(0.63)
Net income (loss) attributable to Cooper Tire & Rubber Company	$(0.38)	$(0.22)	$(0.35)	$(0.57)

Weighted average shares outstanding
Basic	58,897	58,958	59,191	58,950
Diluted	58,897	59,803	59,191	59,610
Depreciation	$35,136	$30,795	$69,155	$61,346
Amortization	$1,150	$547	$2,508	$1,113
Capital expenditures	$33,848	$25,389	$65,512	$42,306

Segment information
Net sales
North American Tire	$547,513	$427,333	$1,045,185	$866,650
International Tire	282,966	257,182	514,746	423,394
Eliminations	(57,572)	(52,786)	(107,703)	(86,907)

Segment profit (loss)
North American Tire	(21,906)	27,951	(13,762)	24,331
International Tire	5,944	19,204	12,853	16,383
Eliminations	988	(785)	(282)	(1,059)
Unallocated corporate charges	(443)	(4,897)	(4,672)	(14,421)

CONSOLIDATED BALANCE SHEETS

	June 30
	2008	2009

Assets
Current assets:
Cash and cash equivalents	$252,316	$302,459
Accounts receivable	405,899	367,337
Inventories	443,674	377,080
Other current assets	144,404	65,008
Total current assets	1,246,293	1,111,884

Net property, plant and equipment	1,007,516	886,549
Goodwill	31,340	-
Restricted cash	2,730	2,310
Intangibles and other assets	81,414	85,206
	$2,369,293	$2,085,949

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$154,816	$161,083
Trade payables and accrued liabilities	475,476	449,535
Income taxes	4,060	2,342
Liabilities of discontinued operations	1,317	35,568
Current portion of long-term debt	39,420	118,841
Total current liabilities	675,089	767,369

Long-term debt	419,060	325,469
Postretirement benefits other than pensions	248,919	246,170
Pension benefits	38,526	263,940
Other long-term liabilities	112,670	123,583
Long-term liabilities of discontinued operations	9,462	9,905
Deferred income taxes	-	-
Noncontrolling shareholders' interests	97,827	91,468
Stockholders' equity	767,740	258,045
	$2,369,293	$2,085,949

* Amounts do not add due to rounding.
These interim statements are subject to year-end adjustments.